                                                                   Exhibit 12.01


            Travelers/Aetna Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                      Three Months Ended
                                                        March 31, 1996
                                                        --------------
Income before income taxes                                  $ 125
Portion of rentals deemed to be interest                        9
                                                            -----
Earnings available for fixed charges                        $ 134
                                                            =====
Fixed charges:
   Portion of rentals deemed to be interest                 $   9
                                                            =====

Ratio of earnings to fixed charges                          14.89x
                                                            =====

The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.